Filed Pursuant to Rule 433 Registration No. 333-158385 October 11, 2011 FREE WRITING PROSPECTUS (To Prospectus dated April 2, 2009 and Prospectus Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Gold Participation Notes due October 29, 2012 (the “Notes”)

General

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Terms used in this free writing prospectus are described or defined herein, in the prospectus supplement and in the prospectus. The Notes offered will have the terms described herein and in the prospectus supplement and prospectus. The Notes do not guarantee return of principal, and you may lose up to 100.00% of your initial investment.

•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
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Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities derivative of or relating to the Reference Asset or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing October 29, 2012.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	Gold (the “Reference Asset”), represented by the price of one troy ounce of gold, as described below under “Official Price”.
Trigger Value:	-25%
Maximum Return:	25.75%
Principal Amount:	$1,000 per Note.
Trade Date:	October 14, 2011
Pricing Date:	October 14, 2011
Original Issue Date:	October 21, 2011
Final Valuation Date:	October 22, 2012, subject to adjustment as described herein.
Maturity Date:
5 business days after the Final Valuation Date and is expected to be October 29, 2012.  The Maturity Date is subject to further adjustment as described under “Supplemental Information Relating to the Terms of the Notes — Market Disruption Events” herein and acceleration as described below under “Supplemental Information Relating to the Terms of the Notes—Commodity Hedging Disruption Events.”

Payment at Maturity:
If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, up to the Maximum Return. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as the lesser of:

(a) $1,000 + ($1,000 × Reference Return); and
(b) $1,000 + ($1,000 × Maximum Return).

If the Reference Return is less than or equal to zero but greater than or equal to the Trigger Value, you will receive a cash payment on the Maturity Date of $1,000 per $1,000 Principal Amount of Notes.

If the Reference Return is less than the Trigger Value, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Final Price has decreased from the Initial Price.  Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will calculated as follows:

$1,000 + ($1,000 × Reference Return)
If the Reference Return is less than the Trigger Value, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.
For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	The Official Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Price of the Reference Asset on the Final Valuation Date.
Official Price:
The Official Price of the Reference Asset on any scheduled trading day will be the price of one troy ounce of gold, stated in U.S. dollars, as set by the five members of the London Gold Market Fixing Ltd. (the “LGM”) during the afternoon gold price fixing which starts at 3:00 p.m. London, England time, on such day and displayed on Reuters page “GOLDLNPM” or any successor page, as determined by the calculation agent.

Calculation Agent:	HSBC or one of its affiliates
CUSIP/ISIN:	4042K1QE6 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold the Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

We have appointed J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates as placement agent for the sale of the Notes.  J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will offer the Notes to investors directly or through other registered broker-dealers.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$	$	$
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
October 11, 2011

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities derivative of or relating to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this free writing prospectus and “Risk Factors” on page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 866-811-8049.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity, up to the Maximum Return on the Notes of 25.75%, or a maximum Payment at Maturity of $1,257.50.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED BUFFER AGAINST LOSS — We will pay you your principal back at maturity if the Reference Return is greater than or equal to the Trigger Value of -25%. If the price of the Reference Asset declines by more than 25.00%, you will lose 1% of the Principal Amount for every 1.00% decline in the price of the Reference Asset over the term of the Notes.  If the Reference Return is -100.00%, you will lose your entire investment.

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EXPOSURE TO THE PRICE OF GOLD — The return on the Notes, if any, depends on whether, and the extent to which, the Final Price, as represented by the price of one troy ounce of gold, stated in U.S. dollars, as set by five members of the LGM during the afternoon gold price fixing, which starts at 3:00 p.m. London, England time, and displayed on Reuters page “GOLDLNPM,” as determined by the calculation agent, has increased or declined from the Initial Price.  As a result, the market value of the Notes at any time during the term of the Notes will depend on (a) the then current Official Price and (b) the expected volatility of gold.  For additional information about the Reference Asset see the information set forth under “Description of the Reference Asset” herein.

TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain, as to both the timing and character of any inclusion in income in respect of the Notes.  Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset.  We intend to treat the Notes consistent with this approach.  Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.  Additionally, it is possible that the Internal Revenue Service could assert that the Notes should be treated as giving rise to “collectibles” gain or loss if you hold your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of a pre-paid forward or other executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. You should consult your tax advisor regarding your particular circumstances.  For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement.

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SUITABILITY OF NOTES FOR INVESTMENT – You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset subject to the Maximum Return and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed to the decline in the Reference Asset from the Pricing Date to the Final Valuation Date if the Reference Return is less than the Trigger Value.  You may lose up to 100.00% of your investment.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Price is greater than the Initial Price, you will receive at maturity, for each $1,000 Principal Amount of Notes, $1,000 plus an amount based upon the Reference Return that will not exceed the Maximum Return on the Notes of 25.75% of the Principal Amount, regardless of the appreciation of the price of gold, which may be significant.

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CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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THE PRICE OF THE REFERENCE ASSET MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR NOTES IN UNFORESEEABLE AND POTENTIALLY NEGATIVE WAYS — The price of gold is primarily affected by the global demand for, and supply of, gold. The market for gold bullion is global and the price of gold is subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in, the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which gold prices are generally quoted; interest rates; gold borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other changes or events. The price of gold may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold.  Additionally, the price of gold may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. These factors may affect the price of the Reference Asset and, therefore, the value of your Notes in varying, unpredictable and potentially negative ways. For additional information about the Reference Asset, see “Description of the Reference Asset” herein.

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THERE ARE CERTAIN RISKS RELATING TO THE OFFICIAL PRICE BEING DETERMINED BY THE LGM INCLUDING THE MEMBERSHIP OF HSBC BANK USA, N.A. IN THE LGM — Your Notes are linked to the performance of gold.  The Official Price of gold will be determined by reference to afternoon fixing price reported by the LGM.  The LGM is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives.  The Reference Asset is traded on the LGM by the five members thereof.  Although all members of the LGM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LGM itself is not a regulated entity.  If the LGM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LGM price fixings as a global benchmark for the value of the Reference Asset may be adversely affected. The LGM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LGM trading.  For example, there are no daily price limits on the LGM, which would otherwise restrict fluctuations in the prices at which commodities trade on the LGM.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  The LGM has no obligation to consider your interests in calculating or revising the official afternoon gold fixing.  In addition, HSBC Bank USA, N.A., an affiliate of ours, is a member of the LGM.  HSBC Bank USA, N.A. will have no obligation to consider your interests as a holder of the Notes in determining the LGM afternoon gold fixing on any day. For additional information about the Reference Asset, see “Description of the Reference Asset” herein.

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POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.’

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COMMODITIES ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity that comprises the Reference Asset is subject to legal and regulatory regimes in the United States and, in some cases, in other countries.  Changes in any applicable law, regulation or rule, or interpretation of any such law, regulation or rule, that affects our hedge related to the Notes could result in a Commodity Hedging Disruption Event that would allow us to accelerate the Maturity Date of the Notes and cause an early repayment.  If we elect to accelerate the Maturity Date because of a Commodity Hedging Disruption Event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent. If the payment on the Notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  For additional information, see “Supplemental Information Relating to the Terms of the Notes—Commodity Hedging Disruption Events” below.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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NO OWNERSHIP OF GOLD OR OTHER GOLD-RELATED CONTRACTS — As a holder of the Notes, you will not receive the return you would receive if you had actually purchased gold or exchange-traded or over-the-counter instruments based on gold.  You will not have any rights that holders of such assets or instruments would have.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, HSBC Bank USA, N.A. is a member of the LGM, which will determine the afternoon gold fixing upon which the Final Price is based.  We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.  The calculation agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of your Notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of the Issuer, and in the event that we are unable to pay our obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may determine that the markets have been affected in a manner that prevents it from properly determining the Final Price.  For example, these events may include disruptions or suspensions of trading in the markets as a whole or modification in the content, composition or constitution of the Reference Asset.  It is possible that, as a result, the Final Price will be determined through an alternative methodology and/or the Final Valuation Date and the Maturity Date will be postponed and your return will be adversely affected.  For more information, see “Supplemental Information Relating to the Terms of the Notes – Market Disruption Events” and “Supplemental Information Relating to the Terms of the Notes — Discontinuance or Modification of the Reference Asset; Alteration of Method of Calculation” herein.

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THE PRICE OF THE REFERENCE ASSET AND THE VALUE OF THE NOTES MAY BE AFFECTED BY CURRENCY EXCHANGE FLUCTUATIONS – The Official Price is determined in U.S. dollars.  As a result, appreciation of the U.S. dollar will increase the relative cost of the Reference Asset for foreign consumers, thereby potentially reducing demand for the Reference Asset.  As a result, the price of the Reference Asset and the value of the Notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies.  In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile, and this volatility may continue in the future.  However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the Notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;
•	supply and demand trends for the Reference Asset;
•	the time to maturity of the Notes;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below assume an Initial Price of 1,600.00 and reflect the Trigger Value of -25% and the Maximum Return on the Notes of 25.75%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return on the Notes
3,200.00	100.00%	25.750%
2,880.00	80.00%	25.750%
2,720.00	70.00%	25.750%
2,560.00	60.00%	25.750%
2,400.00	50.00%	25.750%
2,240.00	40.00%	25.750%
2,080.00	30.00%	25.750%
2,012.00	25.75%	25.750%
1,920.00	20.00%	20.000%
1,760.00	10.00%	10.000%
1,680.00	5.00%	5.000%
1,616.00	1.00%	1.000%
1,600.00	0.00%	0.000%
1,584.00	-1.00%	0.000%
1,520.00	-5.00%	0.000%
1,440.00	-10.00%	0.000%
1,280.00	-20.00%	0.000%
1,199.84	-25.01%	-25.010%
1,120.00	-30.00%	-30.000%
960.00	-40.00%	-40.000%
800.00	-50.00%	-50.000%
640.00	-60.00%	-60.000%
480.00	-70.00%	-70.000%
320.00	-80.00%	-80.000%
160.00	-90.00%	-90.000%
0.00	-100.00%	-100.000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset increases from the Initial Level of 1,600.00 to a Final Level of 1,680.00. Because the Final Level of 1,680.00 is greater than the Initial Level of 1,600.00 and the Reference Return of 5.00% does not exceed the Maximum Return of 25.75%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 2: The level of the Reference Asset increases from the Initial Level of 1,600.00 to a Final Level of 2,080.00. Because the Final Level of 2,080.00 is greater than the Initial Level of 1,600.00 and the Reference Return of 30.00% exceeds the Maximum Return of 25.75%, the investor receives a Payment at Maturity of $1,257.50 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

$1,000 + ($1,000 × 25.75%) = $1,257.50

Example 3: The level of the Reference Asset decreases from the Initial Level of 1,600.00 to a Final Level of 1,520.00. Because the Reference Return is -5.00% and the Final Level of 1,520.00 is less than the Initial Level of 1,600.00 but greater than the Trigger Value of -25%, the investor receives a Payment at Maturity of 100.00% of the principal amount, which equals $1,000.00 per $1,000 Principal Amount of Notes.

Example 4: The level of the Reference Asset decreases from the Initial Level of 1,600.00 to a Final Level of 1,120.00. Because the Reference Return is -30.00% and the Final Level of 1,120.00 is less than the Trigger Value of -25%, the investor receives a Payment at Maturity of $700.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy the Reference Asset.  All disclosures contained in this free writing prospectus regarding the Reference Asset are derived from publicly available information.  Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset contained in this free writing prospectus.  You should make your own investigation into the Reference Asset.

Gold

The Official Price of gold will be determined as the price of one troy ounce of gold, stated in U.S. dollars, as set by the five members of the London Gold Market Fixing Ltd. (the “LGM”) during the afternoon gold price fixing which starts at 3:00 p.m. London, England time, and displayed on Reuters page “GOLDLNPM”, as determined by the calculation agent.

The LGM is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives.

Twice daily during London trading hours there is a “fixing” which provides reference gold prices for that day’s trading.  Formal participation in the London fixing is traditionally limited to the five members of the LGM.  These members meet each London business day via telephone at 10:30 A.M., to determine the London A.M. fixing price and at 3:00 p.m., to determine the London P.M. fixing price.  The five members of the LGM are currently The Bank of Nova Scotia—ScotiaMocatta, HSBC Bank USA, N.A., Deutsche Bank AG London, Société Générale Corporate & Investment Banking and Barclays Capital.  The fixing chairmanship rotates annually amongst these members. During each session, clients place orders with the dealing rooms of fixing members, who net all orders before communicating the net interest to their representative at the fixing.  The gold price is then adjusted up and down until sell and buy orders are matched, at which point the price is declared “fixed” and all orders are executed on the basis of that price.  Customers may be kept advised of price changes, together with the level of interest, while the fixing is in progress and may cancel, increase or decrease their interest dependent upon this information.

In addition to the LGM, over-the counter trading in gold occurs globally, on a twenty-four hour basis on the basis of the gold spot price.  LGM fixing prices are influenced by trades settled using the gold spot price in over-the-counter trades conducted in markets other than the LGM, and the LGM fixing prices influence the quotes based on the gold spot price.  Gold spot prices are quoted by various dealers and media sources.

Supplemental Information Relating to the Terms of the Notes

Market Disruption Events

If the Final Valuation Date is not a scheduled trading day with respect to the Reference Asset, then the Final Valuation Date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on Final Valuation Date, then the Final Price will be determined by the Calculation Agent in good faith and in its sole discretion.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by an equal number of business days following the postponed Final Valuation Date and no interest will be paid in respect of such postponement.

“Market disruption event” means any day on which a condition specified in (a)—(d) below exists and which the calculation agent determines is material:

(a)	the LGM fails to determine or publish its London P.M. fixing price;

(b)
any suspension of or limitation imposed on trading, whether by reason of movements in price exceeding limits or otherwise, (A) relating to the Reference Asset on the LGM or (B) in futures or options contracts relating to the Reference Asset on any exchange or trading market for such contracts;

(c)
any event that disrupts or impairs (as determined by the calculation agent) the ability of market participants (A) to effect transactions in, or obtain market values for, the Reference Asset or (B) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset, on any exchange or trading market for such contracts; or

(d)
any other event as determined by the calculation agent that materially interferes with the ability of the issuer or any of its affiliates to unwind all or a portion of a hedge with respect to the Notes that the issuer or its affiliates have effected or may effect as described under “Selected Risk Considerations — Potential Conflicts” above.

“Scheduled trading day” means any day on which the LGM is scheduled to determine and publish its London P.M. fixing price.

Commodity Hedging Disruption Events

If  a  Commodity  Hedging  Disruption  Event occurs, we shall  have  the right to accelerate the Maturity Date of the Notes and cause an early repayment by written notice to the trustee  at  its New York office no later than one business day immediately following  the  day  on  which  such  Commodity  Hedging  Disruption  Event occurred.  The Calculation Agent shall determine on the date of such notice the amount due on such early acceleration  in  good  faith  in  a  commercially reasonable manner.  We will pay such amount  on the fifth business  day  following  the  day  on which the Calculation Agent delivers notice  of  such acceleration  to the trustee. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office,  on  which notice the trustee may conclusively rely, and to DTC, of the  cash  amount  due  with  respect  to  the Notes no later than two business days prior to the date on which such payment is due.

A “Commodity Hedging Disruption Event” means that due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit).

Discontinuance or Modification of the Reference Asset; Alteration of Method of Calculation

If (i) the LGM discontinues trading in the Reference Asset or (ii) there is a material modification in the content, composition or constitution of the Reference Asset, and if the calculation agent determines that the LGM or any other market trades a successor or substitute commodity or contract that is substantially similar to the Reference Asset, then in each case that commodity or contract (the “successor asset”) will replace the Reference Asset.

If the calculation agent determines that no successor asset exists, the calculation agent will determine the Final Price.  If a successor asset is selected by the calculation agent, that successor asset will be used as a substitute for the original Reference Asset for all purposes, including for purposes of determining the Final Price and whether a market disruption event or Commodity Hedging Disruption Event exists.  In this circumstance, the calculation agent may choose to determine the Final Price by reference to a single price source or multiple price sources.  This choice may be affected by a number of factors, including whether the market(s) for the successor asset trade continuously, centrally fix prices and/or announce closing prices.

If the calculation agent determines that the method of calculating the price of the Reference Asset used by the LGM has been modified in any material respect, then the calculation agent will (i) make such adjustments to the Final Price and any other terms of the Notes as it considers necessary to account for the economic effect of such modification and (ii) calculate the Payment at Maturity with reference to the terms of the Notes as adjusted.

In each of the foregoing events, the Final Price may be different than it would have been if the original Reference Asset had not been discontinued or modified.  Thus, discontinuation or modification of the Reference Asset may adversely affect the value of the Notes.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical London P.M. fixing prices from October 4, 2006 through October 4, 2011.  The London P.M. fixing price for the Reference Asset on October 4, 2011 was $1,638.00. We obtained the London P.M. fixing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical Official Prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Price on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of Gold
(London Fixing Price)

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes.  J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $10.00 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the cover page of this document, which is expected to be the fifth business day following the Trade Date of the Notes.  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the Trade Date and the following business day thereafter will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.